Exhibit 99.1

PRESS RELEASE

Investor Relations Contact:

Investor Relations

Embarcadero Technologies

Investor@Embarcadero.com

415/834-3131 X 282

THOMA CRESSEY BRAVO COMPLETES ACQUISITION OF EMBARCADERO TECHNOLOGIES AND ANNOUNCES SETTLEMENT IN PRINCIPLE OF STOCKHOLDERS’ LITIGATION

San Francisco, CA, June 25, 2007 – Embarcadero Technologies, Inc. (NASDAQ: EMBT), a leading provider of strategic data management solutions, and Thoma Cressey Bravo, Inc., a leading private equity investment firm, today announced the closing of the previously announced merger between Embarcadero and EMBT Merger Corp., an affiliate of Thoma Cressey Bravo. In the merger, each outstanding share of Embarcadero common stock has been converted into the right to receive $7.20 in cash, without interest. The transaction is valued at approximately $200 million. As a result of the merger, Embarcadero will no longer file periodic reports with the Securities and Exchange Commission and shares of Embarcadero’s common stock will no longer trade on the NASDAQ Global Select Market.

Embarcadero also announced today that it has reached an agreement in principle with certain stockholders of Embarcadero that provides for the settlement of each of the three stockholder derivative lawsuits that were filed against Embarcadero relating to Embarcadero’s historical stock option grant practices and related accounting and which also sought to bring direct putative class claims relating to the merger. In connection with this settlement, Embarcadero agreed to make available additional information to its stockholders relating to the merger, which additional information was set forth in definitive additional proxy materials filed by Embarcadero with the Securities and Exchange Commission on June 11, 2007. In return, the plaintiffs agreed to the dismissal of the actions and release of all of the claims asserted in the actions. In addition, Embarcadero agreed to pay the legal fees and expenses of plaintiffs’ counsel, subject to the approval by the respective courts. The details of the settlement will be set forth in a notice following preliminary approval by the respective courts. Defendants deny plaintiffs’ allegations in the actions and agreed to settle the purported derivative claims in order to avoid costly litigation and eliminate the risk of delay to the closing of the merger.

About Embarcadero Technologies

Embarcadero Technologies, Inc. (NASDAQ: EMBT) delivers professional grade database tools that companies use to design, develop and manage databases and the data they contain. More than 12,000 customers worldwide and over 90 of the Fortune 100 rely on Embarcadero’s cross-platform tools to reduce complexity, improve productivity and strengthen security. The Company’s flagship database tools include: ER/Studio, DBArtisan, Rapid SQL and Change Manager. Founded in 1993, Embarcadero Technologies is headquartered in San Francisco with offices in Melbourne, Australia, Munich, Germany and Maidenhead, United Kingdom. For more information, visit www.embarcadero.com.

About Thoma Cressey Bravo

Thoma Cressey Bravo, Inc. is a leading private equity investment firm with more than 25 years of experience in building successful companies. The firm has invested in many industry sectors and currently specializes in the software, healthcare, business and financial services and consumer industries. In the software industry, Thoma Cressey Bravo’s portfolio of companies represents total earnings in excess of $400 million. The firm currently manages approximately $2 billion of equity capital. For more information on Thoma Cressey Bravo, visit http://www.tcb.com.

Embarcadero, the Embarcadero Technologies logos and all other Embarcadero Technologies product or service names are trademarks of Embarcadero Technologies, Inc. All other trademarks are property of their respective owners.